EXHIBIT 2

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT is made as of August 18, 2003, by and between Micro Therapeutics, Inc., a Delaware corporation (the “Company”) and U.S. Stock Transfer Corporation (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 3, 1999 (the “Rights Agreement”);

WHEREAS, the Distribution Date has not yet occurred;

WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below and directs that this First Amendment be adopted by resolution approved on July 29, 2003; and

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Stock.

NOW, THEREFORE, the parties agree to amend the Rights Agreement as follows:

1. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be restated in its entirety to read as follows (with the changes indicated in bold):

“(a)  ‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if (i) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an ‘Acquiring Person’ (but for the operation of this clause (i)), has become such inadvertently, and such Person divests as promptly as practical a sufficient number of shares of Common Stock so that such Person would no longer be an ‘Acquiring Person,’ (ii) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to twenty percent (20%) or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent (20%) or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by way of a stock dividend or stock split) of additional shares of Common Stock representing one-half of one percent (.50%) of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person, (iii) a Person enters into an agreement or transaction or understanding with the Company whereby, solely as a consequence of that agreement or transaction or understanding, such Person would become an ‘Acquiring Person’ (but for the operation of this clause (iii)), and such agreement, transaction or understanding is approved by the Board of Directors of the Company, (iv) such Person is a Grandfathered Stockholder as defined in Section 1(j) hereof, or (v) a Person enters into an agreement, transaction or understanding with one or more third parties to purchase, sell or transfer securities of the Company whereby, solely as a consequence of that agreement, transaction or understanding, such Person would become an ‘Acquiring Person’ (but for the operation of this clause (v)), and the Board of Directors of the Company acknowledges that such agreement or transaction or understanding does not cause such Person to become an Acquiring Person.”

2. Except as set forth herein, the Rights Agreement shall remain in full force and effect, and terms not otherwise defined herein shall having the meanings ascribed to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

MICRO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Harold A. Hurwitz
Name: Harold A. Hurwitz Title: Chief Financial Officer

U.S. STOCK TRANSFER CORPORATION

By:	/s/ Richard C. Brown
Name: Richard C. Brown Title: Vice President